For Additional Information:
Navarre Investor Relations
763-535-8333
ir@navarre.com
NAVARRE CORPORATION REPORTS FINANCIAL RESULTS
FOR THIRD QUARTER OF FISCAL YEAR 2008
Company to Host Conference Call on February 7, 2008, at 11:00 a.m. EST
MINNEAPOLIS, MN — February 6, 2008 — Navarre Corporation (NASDAQ: NAVR) a publisher and distributor of physical and digital home entertainment and multimedia software products, today reported its fiscal year 2008 third quarter results for the period ending December 31, 2007.
Financial Results — Third Quarter Fiscal Year 2008
•	Net sales from continuing operations were $217.5 million, as compared to $195.4 million for the third quarter of fiscal year 2007, an increase of $22.1 million or 11.3%.
•	Net income from continuing operations was $4.0 million, or $0.11 per diluted share, as compared to net income from continuing operations in the third quarter of fiscal year 2007 of $3.8 million, or $0.10 per diluted share.
•	Net income was $3.9 million, or $0.11 per diluted share, as compared to net income in the third quarter of fiscal year 2007 of $4.1 million, or $0.11 per diluted share.
•	Earnings before interest, taxes, depreciation, amortization (EBITDA) from continuing operations was $11.4 million as compared to $11.2 million for the third quarter of fiscal year 2007. See “Use of Non-GAAP Financial Information” below.
Financial Results — Year to Date Fiscal Year 2008
•	Net sales from continuing operations in the first nine months were $498.3 million, as compared to $486.5 million for the first nine months of fiscal year 2007, an increase of $11.8 million or 2.4%.
•	Net income from continuing operations during the first nine months was $6.1 million, or $0.17 per diluted share, as compared to net income from continuing operations in the first nine months of fiscal year 2007 of approximately $5.8 million, or $0.16 per diluted share.
•	Net income during the first nine months was $9.0 million, or $0.25 per diluted share, as compared to net income in the first nine months of fiscal year 2007 of $6.3 million, or $0.17 per diluted share.
•	EBITDA from continuing operations for the first nine months of fiscal year 2008 was $23.2 million as compared to $23.8 million for the first nine months of fiscal year 2007. See “Use of Non-GAAP Financial Information” below.

Cary Deacon, Chief Executive Officer, commented, “Despite a very choppy retail quarter, our distribution group aggressively pursued market share and has continued to expand our close relationships with both vendor and retail partners. This strategy changed our margin mix in the quarter and we believe that this impact is temporary. We employed more distribution inventory in the quarter to support our initiatives and fully expect to finish our fiscal year at or below last year’s inventory levels. As well in the quarter, our distribution segment was awarded Symantec’s software business at Best Buy.”
Deacon continued, “Both Encore and FUNimation had a solid quarter. Each business met operating profit expectations, which were an improvement as compared to the same quarter last year. Encore’s signing of the previously announced PlayFirst exclusive license agreement was an important step in our acquisition plan in the PC gaming and entertainment sector. FUNimation continues to grow its market share in the Anime sector. The Publishing segment was impacted by the poor performance of BCI; however, we believe that BCI is positioned to return to profitability in fiscal year 2009.”
Business Segment Highlights
Publishing Segment
The publishing segment includes the results of the wholly-owned subsidiaries FUNimation, Encore and BCI. For the third quarter ended December 31, 2007, the publishing segment’s net sales, before inter-company eliminations, were $31.4 million, as compared to net sales of $35.0 million for the same period last year. See “Use of Non-GAAP Financial Information” below.
FUNimation’s sales and profitability benefited from the resolution of a dispute with Atari, a licensee of interactive video game rights to the Dragonball Z franchise, which resulted in the realization of previously unpaid royalties. FUNimation anticipates that its licenses to Atari will provide an additional revenue stream going forward as a $10 million prepaid royalty advance that was received by FUNimation in 2004 has now been earned out.
Encore met the Company’s sales expectations in the third quarter. Encore’s operating income increased during the third quarter as compared to the prior year and it has achieved operating income improvements in all three quarters of this fiscal year versus the prior year.
BCI’s sales declined compared to the same period in the prior year and this shortfall accounted for the year over year sales decline in the publishing segment during the third quarter. BCI incurred a modest operating loss in the quarter. The Company is continuing its focus on the Latino and budget categories and anticipates that a pipeline of new products and programs in these categories will have a positive impact on BCI’s future results.
Distribution Segment
For the third quarter ended December 31, 2007, the distribution segment’s net sales, before inter-company eliminations, increased 11.5% to $205.2 million, as compared to net sales of $184.1 million for the same period last year. See “Use of Non-GAAP Financial Information” below.
Sales growth resulted from continued market share gains, particularly in the PC software category. Video game sales in the third quarter were also a significant driver of the distribution sales increase with the category accounting for $24.9 million in sales as compared to $16.5 million in the same quarter of the prior year, an increase of 51%.
ERP Implementation
The implementation of a new Enterprise Resource Planning (ERP) system continued to meet the Company’s expectations. Finance systems, including sales and procurement, went live in September.

During the quarter these systems continued to mature, providing improved information, more efficiently. The second phase of this implementation involves the installation of a warehouse and transportation management system that has been licensed from HighJump Software, and the integration of that system with the Company’s financial reporting systems which operate on an SAP platform. The second, and final, phase of this ERP implementation is anticipated to be installed in the summer of fiscal year 2009. During the quarter, expense related to ERP implementation was approximately $1 million.
Discontinued Operations
In connection with the Company’s May 31, 2007, sale of its independent music business to Koch Entertainment, the Company received $6.5 million in cash at closing. Discontinued operating activities, including the liquidation of retained assets and liabilities, has yielded an additional $6.4 million in cash.
Debt and Interest Expense
The Company’s debt, net of cash, at the end of the third quarter of fiscal year 2008 was $54.5 million, as compared to $65.6 million at December 31, 2006, a year over year reduction of $11.1 million. Interest expense decreased in the third quarter by approximately $0.3 million as compared to the third quarter of fiscal year 2007.
Outlook
Based on the operating results during the first nine months of the fiscal year, the Company reiterated its fiscal year 2008 guidance as follows:
•	The Company anticipates consolidated net sales of between $620 million and $640 million.

•	Earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations are expected to be between $29 million and $31 million.

•	Anticipated net income (including discontinued operations) between $9 million and $10 million.

•	Anticipated depreciation and amortization expense of approximately $10 million.

•	Anticipated share-based compensation expense of approximately $1 million.

•	Cash flow from operations is anticipated to again be positive for fiscal year 2008 results.
Use of Non-GAAP Financial Information
In evaluating our financial performances and operating trends, management considers information concerning our net sales before inter-company eliminations and earnings before interest, taxes, depreciation and amortization that are not calculated in accordance with generally accepted accounting principles (“GAAP”) in the United States of America. The Company’s management believes these non-GAAP measures are useful to investors because they provide supplemental information that facilitates comparisons to prior periods and for the evaluation of financial results. Management uses these non-GAAP measures to evaluate its financial results, develop budgets and manage expenditures. The method the Company uses to produce non-GAAP results is not computed according to GAAP, is likely to differ from the methods used by other companies and should not be regarded as a replacement for corresponding GAAP measures. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to the comparable GAAP results, which is attached to this release and can also be found on the Company’s web site at www.navarre.com.
Conference Call
The Company will host a conference call at 11:00 a.m. ET, Thursday, February 7, 2008, to discuss the Company’s quarterly results. The conference call can be accessed by dialing (800)798-2801, conference participant passcode “79565540”, ten minutes prior to the scheduled start time. In addition, this call will be simultaneously broadcast live over the internet and can be accessed in the “Investors” section of the Company’s web site located at www.navarre.com. Those wishing to access the call through the internet should go to the Company’s web site 15 minutes prior to the start time to register and download any necessary software needed to listen to the call. A replay of the conference call will be available at the Company’s web site following the call’s completion.

About Navarre Corporation
Navarre Corporation (Nasdaq: NAVR) is a publisher and distributor of physical and digital home entertainment and multimedia products, including PC software, DVD video, video games and accessories. Navarre develops, licenses and publishes home entertainment and multimedia content through its Encore, BCI, and FUNimation subsidiaries and has established distribution relationships with customers across a wide spectrum of retail channels. Navarre was founded in 1983 and is headquartered in New Hope, Minnesota. Additional information is available at www.navarre.com.
Safe Harbor
The statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to be covered by the safe harbors provided therein. The forward-looking statements are subject to risks and uncertainties, and the actual results that the Company achieves may differ materially from these forward-looking statements due to such risks and uncertainties, including, but not limited to: the Company’s revenues being derived from a small group of customers; the seasonal nature of the Company’s business; the potential for the Company to incur significant additional costs and to experience operational and logistical difficulties in connection with its implementation of a new ERP system; pending litigation or regulatory investigation of the Company may result in significant costs; Company’s dependence on significant vendors; uncertain growth in the publishing segment; the Company’s ability to meet significant working capital requirements related to distributing products; and the Company’s ability to compete effectively in the highly competitive distribution and publishing industries. In addition to these, a detailed statement of risks and uncertainties is contained in the Company’s reports to the Securities and Exchange Commission, including in particular the Company’s Form 10-K for the year ended March 31, 2007, as well as its other SEC filings and public disclosures.
Investors and shareholders are urged to read this press release carefully. The Company can offer no assurances that any projections, assumptions or forecasts made or discussed in this press release will be met, and investors should understand the risks of investing solely due to such projections. The forward-looking statements included in this press release are made only as of the date of this report and the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.
Investors and shareholders may obtain free copies of the Company’s public filings through the website maintained by the SEC at http://www.sec.gov/ or at one of the SEC’s other public reference rooms in Washington D.C., New York, New York or Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information with respect to the SEC’s public reference rooms.

NAVARRE CORPORATION
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Net sales	$217,547	$195,424	$498,284	$486,488
Cost of sales (exclusive of depreciation and amortization)	185,913	162,717	420,606	402,725

Gross profit	31,634	32,707	77,678	83,763
Operating expenses:
Selling and marketing	7,323	7,916	20,922	22,148
Distribution and warehousing	3,592	4,048	8,935	9,475
General and administrative	9,591	9,646	25,839	25,724
Bad debt expense	—	52	85	2,871
Depreciation and amortization (1)	2,506	2,792	7,047	8,099

Total operating expenses	23,012	24,454	62,828	68,317

Income from operations	8,622	8,253	14,850	15,446
Other income (expense):
Interest expense	(1,778)	(2,061)	(4,857)	(5,988)
Interest income	43	42	167	253
Warrant expense	—	—	—	(251)
Other income (expense), net	60	(80)	431	21

Net income before income tax	6,947	6,154	10,591	9,481
Income tax expense	(2,938)	(2,354)	(4,454)	(3,690)

Net income from continuing operations	4,009	3,800	6,137	5,791
Discontinued operations, net of tax
Gain on sale of discontinued operations	70	—	4,714	—
Income (loss) from discontinued operations	(176)	251	(1,879)	505

Net income	$3,903	$4,051	$8,972	$6,296

Basic earnings per common share:
Continuing operations	$.11	$.10	$.17	$.16
Discontinued operations	$—	$.01	$.08	$.02

Net income	$.11	$.11	$.25	$.18

Diluted earnings per common share:
Continuing operations	$.11	$.10	$.17	$.16
Discontinued operations	$—	$.01	$.08	$.01

Net income	$.11	$.11	$.25	$.17

Weighted average shares outstanding:
Basic	36,143	35,868	36,080	35,750
Diluted	36,257	36,271	36,281	36,205

(1)	Depreciation and amortization expense in the three months ended December 31, 2007 and 2006 includes $894,000 and $1.5 million, respectively, and in the nine months ended December 31, 2007 and 2006 includes $2.7 million and $4.5 million, respectively, of amortization expense related to the FUNimation acquisition.

NAVARRE CORPORATION
Consolidated Condensed Balance Sheet
(In thousands)
(Unaudited)

	December 31,	December 31,	March 31,
	2007	2006	2007

Assets
Current assets:
Cash and cash equivalents	$4,248	$10,732	$966
Receivables, net	116,171	114,425	70,609
Inventories	50,823	45,377	36,791
Other	23,636	22,799	20,889
Assets from discontinued operations — current	210	28,705	21,889

Total current assets	195,088	222,038	151,144
Property and equipment, net	17,342	12,259	14,042
Other assets	126,734	125,803	122,696
Assets from discontinued operations — non current	—	372	343

Total assets	$339,164	$360,472	$288,225

Liabilities and shareholders’ equity
Current liabilities:
Note payable — line of credit	$48,917	$—	$38,956
Note payable — short-term	150	5,000	150
Accounts payable	129,741	130,567	87,145
Other	17,992	14,755	13,680
Liabilities from discontinued operations — current	846	16,352	12,748

Total current liabilities	197,646	166,674	152,679
Long-term liabilities:
Note payable — long-term	9,632	71,380	14,850
Other	8,463	7,152	7,245

Total liabilities	215,741	245,206	174,774
Shareholders’ equity	123,423	115,266	113,451

Total liabilities and shareholders’ equity	$339,164	$360,472	$288,225

NAVARRE CORPORATION
Consolidated Condensed Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended
	December 31,
	2007	2006

Net cash provided by (used in) operating activities	$(3,020)	$7,870
Net cash used in investing activities	(11,252)	(5,764)
Net cash provided by (used in) financing activities	4,599	(3,620)
Net cash provided by (used in) discontinued operating activities	6,455	(2,050)
Proceeds from sale on discontinued operations	6,500	—

Net increase (decrease) in cash	3,282	(3,564)
Cash at beginning of period	966	14,296

Cash at end of period	$4,248	$10,732

NAVARRE CORPORATION
Supplemental Information
(In thousands)
(Unaudited)
Reconciliation of Net Sales Before Inter-Company Eliminations to GAAP Net Sales and Business Segment Information

	Three Months Ended December 31,				Nine Months Ended December 31,
	2007	%	2006	%	2007	%	2006	%

Net sales:
Distribution	$205,221	86.7%	$184,090	84.0%	$462,502	84.0%	$445,311	82.3%
Publishing	31,354	13.3%	35,045	16.0%	88,020	16.0%	95,788	17.7%

Net sales before inter-company eliminations	236,575		219,135		550,522		541,099
Inter-company eliminations	(19,028)		(23,711)		(52,238)		(54,611)

Net sales as reported	$217,547		$195,424		$498,284		$486,488

Income from continuing operations:
Distribution	$2,892		$3,310		$4,843		$4,133
Publishing	5,730		4,943		10,007		11,313

Consolidated income from continuing operations	$8,622		$8,253		$14,850		$15,446

Reconciliation of Net Income from Continuing Operations to EBITDA

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

Net income from continuing operations, as reported	$4,009	$3,800	$6,137	$5,791
Interest expense (income), net	1,735	2,019	4,690	5,735
Tax expense	2,938	2,354	4,454	3,690
Depreciation and amortization	2,506	2,792	7,047	8,099
Share-based compensation	259	220	826	520

EBITDA	$11,447	$11,185	$23,154	$23,835